Exhibit 99.(h)(5)

AMENDED AND RESTATED TRANSFER AGENCY AGREEMENT

AMENDED AND RESTATED AGREEMENT made as of March 31, 2015, between Cavanal Hill Funds, a Massachusetts business trust (the “Trust”) and Citi Fund Services Ohio, Inc., an Ohio corporation (“Citi”).

WHEREAS, the Trust and Citi entered into a Transfer Agency Agreement dated July 1, 2004, as previously amended (the “2004 Agreement”), whereby Citi agreed to perform transfer agency services for the Trust, which has continued in effect through the Effective Date, as defined below;

WHEREAS, the Trust desires that Citi continue to perform transfer agency services for the Trust and each investment portfolio of the Trust, as now in existence and listed on Schedule A hereto, or as hereafter may be established from time to time (individually referred to herein as the “Fund” and collectively as the “Funds”);

WHEREAS, Citi is willing to perform such services on the terms and conditions set forth in this Agreement; and

WHEREAS Citi and the Trust wish to amend and restate the 2004 Agreement in order to set forth the terms under which Citi will perform transfer agency services for the Trust.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree to amend and restate in its entirety the Transfer Agency Agreement as follows upon the Effective Date:

1.	Services.

Citi shall perform for the Trust the transfer agent services set forth in Schedule B hereto. Citi also agrees to perform for the Trust such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. Citi shall perform such additional services as are provided in an amendment to Schedule B hereof, in consideration of such fees as the parties hereto may agree.

Citi may, utilize agents in connection with its services and may in its discretion, appoint in writing other parties qualified to perform transfer agency services reasonably acceptable to the Trust (individually, a “Sub-transfer Agent”) to carry out some or all of its responsibilities as transfer agent under this Agreement with respect to a Fund; provided, however, that the Sub-transfer Agent shall be the agent of Citi and not the agent of the Trust or such Fund, and that Citi shall be fully responsible for the acts of such Sub-transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-transfer Agent.

2.	Fees.

The Trust shall pay Citi for the services to be provided by Citi under this Agreement and the separate Rule 22c-2 Agreement between the Trust and Citi in accordance with, and in the manner set forth in, Schedule C hereto. Fees for any additional services to be provided by Citi pursuant to an amendment to Schedule B hereto shall be subject to mutual agreement at the time such amendment to Schedule B is proposed.

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3.	Reimbursement of Expenses.

In addition to paying Citi the fees described in Section 2 hereof, the Trust agrees to reimburse Citi for Citi’s out-of-pocket expenses in providing services hereunder, including without limitation, the following:

(a)	All freight and other delivery and bonding charges incurred by Citi in delivering materials to and from the Trust and in delivering all materials to shareholders;

(b)	All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Citi in communication with the Trust, the Trust’s investment adviser or custodian, dealers, shareholders or others are required for Citi to perform the services to be provided hereunder,

(c)	Costs of postage, couriers, stock computer papers, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other form of printed material which shall be required by Citi for the performance of the services to be provided hereunder;

(d)	The cost of microfilm or microfiche of records or other materials;

(e)	Expenses associated with Citi’s anti-fraud procedures and the performance of delegated services under the written anti-money laundering program (“AML Program”) adopted by the Trust; and

(f)	Any expenses Citi shall incur at the written direction of an officer of the Trust thereunto duly authorized.

4.	Effective Date.

This Agreement shall become effective immediately prior to the consummation of the Transaction defined in the Letter Agreement by and between Client, Citi and SunGard Investor Services, LLC dated March 31, 2015 (the “Effective Date”).

5.	Term.

This Agreement shall commence on the Effective Date and continue in effect until August 31, 2018 (the “Initial Term”). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one year periods (“Rollover Periods”). This Agreement may be terminated without penalty (i) by provision of a notice of non-renewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) by either party for “cause,” as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause. Written notice of non-renewal must be provided at least sixty (60) days prior to the end of the Initial Term or any Rollover Period, as the case may be. In addition, should the collective assets of the Funds fall below $1 billion, the parties agree to negotiate in good faith regarding the termination provisions of this Agreement.

For purposes of this Agreement, “cause” shall mean (a) a material breach of this Agreement that has not been cured within thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

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After such termination, for so long as Citi, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any Schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by Citi but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. Citi shall be entitled to collect from the Trust, in addition to the fees and disbursements provided by Sections 2 and 3 hereof, the amount of all of Citi’s cash disbursements in connection with Citi’s activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributor or investment adviser and/or other parties, of the Trust’s property, records, instruments and documents, or any copies thereof. To the extent that Citi may retain in its possession copies of any Trust documents or records subsequent to such termination which copies had not been requested by or on behalf of the Trust in connection with the termination process described above, Citi, for a reasonable fee, will provide the Trust with reasonable access to such copies.

6.	Uncontrollable Events.

Citi assumes no responsibility hereunder, and shall not be liable for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

7.	Legal Advice.

Citi shall notify Trust at any time Citi believes that it is in need of the advice of counsel (other than counsel in the regular employ of Citi or any affiliated companies) with regard to Citi’s responsibilities and duties pursuant to this Agreement; and after so notifying the Trust, Citi, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Trust or Funds unless relating to a matter involving Citi’s willful misfeasance, bad faith, gross negligence or reckless disregard with respect to Citi’s responsibilities and duties hereunder and Citi shall in no event be liable to the Trust or any Fund or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to such advice.

8.	Instructions.

Whenever Citi is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder (“shareholder’s agent”), concerning an account in a Fund, Citi shall be entitled to rely upon any certificate, letter or other instrument or communication, believed by Citi to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Trust or by the shareholder or shareholder’s agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Trust or any other person authorized by the Trust’s Board of Trustees or by the shareholder or shareholder’s agent, as the case may be.

As to the services to be provided hereunder, Citi may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Trust relating to the Funds to the extent that such services are described therein unless Citi receives written instructions to the contrary in a timely manner from the Trust.

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The parties hereto may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and Citi may conclusively assume that any special procedure which has been approved by an executive officer of the Trust (other than an officer or employee of Citi) does not conflict with or violate any requirements of the Trust’s Declaration of Trust, By-Laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

The Trust acknowledges receipt of a copy of Citi’s policy related to the acceptance of trades for prior day processing (the “Citi As-Of Trading Policy”). Citi may amend the Citi As-of Trading Policy from time to time in its sole discretion. A copy of any such amendments shall be delivered to the Trust upon request. Citi may apply the Citi As-Of Trading Policy whenever applicable, unless Citi agrees in writing to process trades according to such other as-of trading policy as may be adopted by the Trust and furnished to Citi by the Trust.

The Trust acknowledges and agrees that deviations from Citi’s written transfer agent compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Trust requests that an exception be made from any written compliance or transfer agency procedures adopted by Citi, or any requirements of the AML Program, Citi may in its sole discretion determine whether to permit such exception. In the event Citi determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Trust (other than an employee of Citi) and delivered to Citi (an “Exception”); provided that an Exception concerning the requirements of the Trust’s AML Program shall be authorized by the Trust’s AML Compliance Officer (as defined in Section 16). An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until Citi receives written notice from the Trust that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as Citi acts in good faith, Citi shall have no liability for any loss, liability, expenses or damages to the Trust resulting from the Exception, and the Trust shall indemnify Citi and hold Citi harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages resulting to Citi.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING LOST REVENUE, LOST PROFITS, AND LOST OR DAMAGED DATA, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE INDEMNITIES IN THE THIRD AND FOURTH PARAGRAPH OF SECTION 9 SHALL NOT BE SUBJECT TO THE FOREGOING LIMITATION.

Notwithstanding anything contrary contained herein, Citi shall provide the services described herein in accordance with the Service Level Standards set forth in Schedule E and shall be liable to the Trust for any failure to achieve such Service Level Standards as set forth therein

9.	Indemnification.

The Trust agrees to indemnify and hold harmless Citi, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to Citi’s actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to Citi by the Trust, the investment adviser, fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of Citi in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

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Citi shall indemnify, defend, and hold the Trust harmless from and against any and all claims, actions and suits and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) resulting directly and proximately from Citi’s willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder.

Each party shall indemnify, defend and hold the other party harmless from and against any and all claims, demands, actions and suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses (including reasonable investigation expenses) of every nature and character (“Losses”) to the extent such Losses arise from or relate to third party claims resulting from a party’s breach of its confidentiality obligations hereunder.

Citi shall indemnify, defend and hold the Trust harmless from and against any and all Losses to the extent such Losses arise from or relate to infringement, misappropriation or a violation of the intellectual property rights of a third party with respect to Services (for the purposes of Section 9, Services shall include software, hardware, system or other intellectual property relating to the Services) provided by Citi hereunder; provided that with respect to patent rights, such indemnity shall be limited to U.S. patent rights of such third parties.

Citi’s infringement indemnification obligations under this Section 9 shall not extend to: (i) the use of the Services outside the scope of this Agreement; (ii) any unauthorized modification or use of the Services made by the Trust, (iii) any customized portions of the Services provided or designed in accordance with written specifications provided by the Trust, (iv) by the Trust’s unreasonable continuation of allegedly infringing activities after the Trust having been notified thereof in writing and Citi having provided or made available modifications to the Services that would have avoided the further alleged infringement.

In the event the Services are held to infringe, or are believed by Citi to infringe, an intellectual property right of a third party, Citi shall have the option, at its expense, to (A) modify the Services to be non-infringing, (B) obtain for the Trust (at no additional cost to the Trust) the right to continue using the Services, or (C) replace the Services with non-infringing Services, provided that such modification does not degrade the functionality of the Services.

The remedies specified in this Section 9 shall be the Trust’s exclusive remedies with respect to any third party infringement claims.

The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an Indemnified Party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the Indemnifying Party, which consent shall not be withheld or delayed unreasonably.

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The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

10.	Standard of Care.

Citi shall use its best efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by Citi in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties.

11.	Record Retention and Confidentiality.

Citi shall keep and maintain on behalf of the Trust all books and records which the Trust or Citi is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the “1940 Act”), relating to the maintenance of books and records in connection with the services to be provided hereunder. Citi further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission (the “Commission”) at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders, except when requested to divulge such information by duly- constituted authorities or court process, or requested by a shareholder or shareholder’s agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Trust, the shareholder, or shareholder’s agent, or the dealer of record as to such account.

“Closed Accounts,” defined as those accounts in a closed status with no activity during any one month, will be purged from the Citi transfer agency system, on an annual basis, so long as the Closed Account is eligible for purging if (i) the account is marked as closed on the Citi transfer agency system, (ii) the account does not have a right of accumulation or letter of intent linked to any open accounts on the Citi transfer agency system and (iii) the account has not had any value transactions since January 1 of the prior calendar year. The Funds shall not be charged any fees in connection with the annual purging. Within 60 days of any purging, Citi shall provide the Trust with a report listing all Closed Accounts that have been purged from the Citi transfer agency system.

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12.	Reports.

Citi will furnish to the Trust and to its properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports at such times as are prescribed in Schedule D attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule D. The Trust agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein not later than three business days from the receipt thereof. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within three days after conducting a diligent examination, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and be binding upon the Trust and any other recipient, and Citi shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Trust.

13.	Rights of Ownership.

All computer programs and procedures developed to perform services required to be provided by Citi under this Agreement are the property of Citi. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

14.	Return of Records.

Citi may at its option at any time, and shall promptly upon the Trust’s demand, turn over to the Trust and cease to retain Citi’s files, records and documents created and maintained by Citi pursuant to this Agreement which are no longer needed by Citi in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by Citi for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

15.	Bank Accounts.

The Trust and the Funds shall establish and maintain such bank accounts with such bank or banks as are selected by the Trust, as are necessary in order that Citi may perform the services required to be performed hereunder. To the extent that the performance of such services shall require Citi directly to disburse amounts for payment of dividends, redemption proceeds or other purposes, the Trust and Funds shall provide such bank or banks with all instructions and authorizations necessary for Citi to effect such disbursements.

16.	Representations of the Trust.

The Trust certifies to Citi that: (a) as of the close of business on the Effective Date, each Fund which is in existence as of the Effective Date has authorized unlimited shares, and (b) by virtue of its Declaration of Trust, shares of each Fund which are redeemed by the Trust may be sold by the Trust from its treasury, and (c) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

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The Trust also represents and warrants that (a) the Trust has adopted the written AML Program that has been submitted to Citi pursuant to Section 19, and has appointed an officer of the Trust as the Trust’s anti-money laundering compliance officer (“AML Compliance Officer”), (b) the AML Program and the designation of the AML Officer have been approved by the Board, (c) the delegation of certain services thereunder to Citi, as provided in Section 23, has been approved by the Board, and (d) the Trust will submit any material amendments to the AML Program to Citi for Citi’s review and consent prior to adoption in accordance with Section 21.

17.	Representations of Citi.

Citi represents and warrants that: (a) Citi has been in, and shall continue to be in, substantial compliance with all provisions of law, including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), required in connection with the performance of its duties under this Agreement; and (b) the various procedures and systems which Citi has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Trust and Citi’s records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder.

18.	Insurance.

Citi shall maintain a fidelity bond covering larceny and embezzlement in an amount that is appropriate in light of its duties and responsibilities hereunder. Citi shall maintain the following insurance coverage during the Initial Term and any Rollover Period: (i) Workers’ Compensation Insurance in accordance with applicable laws of the state where Citi performs services and Employer’s Liability Insurance in an amount not less than one million dollars ($1,000,000.00) per occurrence, and (ii) Commercial General Liability Insurance covering bodily injury and property damage liability in an amount not less than one million dollars ($1,000,000.00) per occurrence.

Citi shall have the option, either alone or in conjunction with Parent, Citi’s ultimate parent corporation, or any subsidiaries or affiliates of Parent, to maintain self insurance and/or provide or maintain any insurance sufficient to fulfill its obligations under this Agreement under blanket insurance policies maintained by Citi or Parent, or provide or maintain insurance through such alternative risk management programs as Parent may provide or participate in from time to time (such types of insurance programs being herein collectively and severally referred to as “self insurance”), provided the same does not thereby decrease the insurance coverage or limits set forth in this Section. Any self insurance shall be deemed to contain all of the terms and conditions applicable to such insurance as required in this Section. If Citi elects to self-insure, then, with respect to any claims which may result from incidents occurring during the terms of this Agreement, such self insurance obligation shall survive the expiration or earlier termination of this Agreement to the same extent as the insurance required would survive.

19.	Information to be furnished by the Trust and Funds.

The Trust has furnished Citi the following:

(a)	A copy of the Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such Declaration has been filed.

(b)	Copies of the following documents:

1.	A copy of the Trust’s Bylaws and any amendments thereto;

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2.	Certified copies if resolutions of the Board of Trustees covering the following matters:

A.	Approval of this Agreement and authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct Citi hereunder, and

B.	Authorization of Citi to act as Transfer Agent for the Trust on behalf of the Funds.

(c)	A list (together with specimen signatures) of (i) all officers of the Trust with the Trust’s AML Compliance Officer included among the officers therein, and (ii) any other persons (who may be associated with the Trust or its investment advisor), who (except as otherwise provided herein to the contrary) shall be authorized to instruct Citi in all matters pertaining to the performance of this Agreement.

(d)	Two copies of the following (if such documents are employed by the Trust):

1.	Prospectuses and Statements of Additional Information;

2.	Distribution Agreement; and

3.	All other forms commonly used by the Trust or its Distributor with regard to their relationships and transactions with shareholders of the Funds.

(e)	A certificate as to shares of beneficial interest of the Trust authorized, issued, and outstanding as of the Effective Date of Citi’s appointment as Transfer Agent (or as of the date on which Citi’s services are commenced, whichever is the later date) and as to receipt of full consideration by the Trust for all shares outstanding, such statement to be certified by the Treasurer of the Trust.

(f)	A copy of the Trust’s written AML Program, including related Policies and Procedures.

20.	Information furnished by Citi.

Citi has furnished to the Trust the following:

(a)	Citi’s Articles of Incorporation

(b)	Citi’s Bylaws and any amendments thereto.

(c)	Certified copies of actions of Citi covering the following matters:

1.	Approval of this Agreement, and authorization of a specified officer of Citi to execute and deliver this Agreement;

2.	Authorization of Citi to act as Transfer Agent for the Trust.

(d)	A copy of the most recent independent accountants’ report relating to internal accounting control systems as filed with the Commission pursuant to rule 17Ad-13 under the Exchange Act.

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(e)	The current Citi “As-of” Trading Policy.

(f)	Citi’s internal AML Policies and Procedures

21.	Amendments to Documents.

The Trust shall furnish Citi written copies of any amendments to, or changes in, any of the items referred to in Section 19 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of the Trust, or the AML Program, which might have the effect of changing the procedures employed by Citi in providing the services agreed to hereunder or which amendment might affect the duties of Citi hereunder unless the Trust first obtains Citi’s approval of such amendments or changes.

22.	Reliance on Amendments.

Citi may rely on any amendments to or changes in any of the documents and other items to be provided by the Trust pursuant to Sections 19 and 21 of this Agreement and the Trust hereby indemnifies and holds harmless Citi from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of Citi in reasonable reliance upon such amendments and/or changes. Although Citi is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 19 and 21 hereof, Citi shall be under no duty to comply with or take any action as a result of any of such amendments or changes unless the Trust first obtains Citi’s written consent to and approval of such amendments or changes.

23.	Compliance with Law.

Except for the obligations of Citi set forth in Section 10 hereof, the Trust assumes full responsibility for the preparation, contents, and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. Citi shall have no obligation to take cognizance of any laws relating to the sale of the Trust’s shares. The Trust represents and warrants that no shares of the Trust will be offered to the public until the Trust’s registration statement under the 1933 Act and the 1940 Act has been declared of becomes effective.

The Trust acknowledges that it is a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“U.S.A. Patriot”) Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”) and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the “Applicable AML Laws”) in all relevant respects, subject to the delegation of certain responsibilities to Citi, as provided in the next paragraph below.

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The Trust hereby delegates to Citi the performance, on behalf of the Trust, of the anti-money laundering services set forth under Item 6 of Schedule B (the “AML Services”) as concerns the shareholder accounts maintained by Citi pursuant to this Agreement (including direct accounts; accounts maintained through FUND/SERV and Networking, to the extent provided below, and omnibus accounts, to the extent provided below). Citi agrees to the foregoing delegation and agrees to perform such services in accordance with the Trust’s AML Program. In connection therewith, Citi agrees to maintain policies and procedures, and related internal controls, that are consistent with the Trust’s AML Program and the requirement that the Trust employ procedures reasonably designed to achieve compliance with the Applicable AML Laws, including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the Bank Secrecy Act. Citi’s obligations under this delegation shall be subject to Sections 19 and 21, which require that the AML Program and any material amendments thereto be submitted to Citi for its review and consent.

Trust agrees and acknowledges that, notwithstanding the delegation provided for in the foregoing paragraph, the Trust maintains full responsibility for ensuring that its AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Trust, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

In connection with the foregoing delegation, the Trust also acknowledges that the performance of the AML Services involves the exercise of discretion which in some circumstances may result in consequences to the Trust and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts). In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, Citi is granted the discretion to take any such action as may be authorized under the AML Program, and consultation with Trust shall not be required in connection therewith unless specifically required under the AML Program, and (ii) the Trust instructs Citi that it may avail the Trust of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder.

As concerns Networking Level III accounts and omnibus accounts, the AML Services performed by Citi are subject to a more limited scope, as discussed in the Release concerning the final rule of the Department of the Treasury, 31 CFR 103 and of the Commission, 17 CFR 270, entitled Customer Identification Programs for Mutual Funds issued on May 9, 2003 and subsequent guidance issued jointly by such agencies entitled Question and Answer Regarding the Mutual Fund Customer Identification Program Rule (31 CFR 103.131) issued on August 11, 2003.

24.	Notices.

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: 3435 Stelzer Road, Columbus, Ohio 43219, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

25.	Headings.

Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

26.	Assignment.

This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 26 shall not limit or in any way affect Citi’s right to appoint a Sub-transfer Agent pursuant to Section 1 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

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27.	Governing Law and Matters Relating to the Trust as a Massachusetts Business Trust.

This Agreement shall be governed by the laws of the Commonwealth of Massachusetts. The names “Cavanal Hill Funds” and “Trustees of Cavanal Hill Funds” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of October 1, 1987 to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “Cavanal Hill Funds” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, buy in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

28.	Privacy.

Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to Citi, or collected or retained by Citi in the course of performing its duties as transfer agent shall be considered confidential information. Citi shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of Citi except at the direction of the Trust or as required or permitted by law (including applicable AML Laws). Citi shall have in place and shall maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to Citi that it has adopted a Statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide Citi with a copy of that statement annually.

29.	Complete Agreement.

This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including, without limitation, the 2004 Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

CAVANAL HILL FUNDS

By:	/s/ Jim Huntzinger

Title:	President

CITI FUND SERVICES OHIO, INC.

By:	/s/ Jay Martin

Title:	President

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SCHEDULE A

TO THE TRANSFER AGENCY AGREEMENT

BETWEEN

CAVANAL HILL FUNDS

AND

CITI FUND SERVICES OHIO, INC.

AS OF March 31, 2015

FUNDS

U.S. Large Cap Equity Fund Investor Institutional A C	U.S. Treasury Fund Administrative Service Institutional Select[1] Premier[1]
Balanced Fund Investor Institutional A C	Cash Management Fund Administrative Institutional Select[1] Premier
Short-Term Income Fund Investor Institutional A	Tax-Free Money Market Fund Administrative Institutional Select Premier
Intermediate Bond Fund Investor Institutional A	Intermediate Tax-Free Bond Fund Investor Institutional A
Bond Fund Investor Institutional A	Opportunistic Fund Investor Institutional A C
World Energy Fund Investor Institutional A C

1As of the Effective Date, these Classes have not commenced operations. Until a Class commences operations, services will not be rendered and expenses will not be incurred for such Class under this Agreement

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SCHEDULE B

TO THE TRANSFER AGENCY AGREEMENT

BETWEEN

CAVANAL HILL FUNDS

AND

CITI FUND SERVICES OHIO, INC.

TRANSFER AGENCY SERVICES

1.	Shareholder Transactions

a.	Process shareholder purchase and redemption orders.

b.	Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

c.	Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

d.	Issue periodic statements for shareholders.

e.	Process transfers and exchanges.

f.	Process dividend payments, including the purchase of new shares, through dividend reimbursement.

2.	Shareholder Information Services

a.	Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

b.	Produce detailed history of transactions through duplicate or special order statements upon request.

c.	Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders

3.	Compliance Reporting

a.	Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers and the States in which the Fund is registered.

b.	Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

c.	Issue tax withholding reports to the Internal Revenue Service.

4.	Dealer/Load Processing (if applicable)

a.	Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

b.	Account for separation of shareholder investments from transaction sale charges for purchase of Fund shares.

c.	Calculate fees due under 12b-l plans for distribution and marketing expenses.

d.	Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

5.	Shareholder Account Maintenance

a.	Maintain all shareholder records for each account in the Trust.

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b.	Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

c.	Record shareholder account information changes.

d.	Maintain account documentation files for each shareholder.

6.	Anti-Money Laundering Services

a.	Verify shareholder identity upon opening new accounts.

b.	Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the Securities and Exchange Commission, he U.S. Treasury Department, the Internal Revenue Service or each agency’s designated agent, in each case consistent with the Trust’s AML Program.

c.	Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the Trust’s AML Program.

d.	Create documentation to provide a basis for law enforcement authorities to trace illicit funds.

e.	Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Trust’s AML Program, and make the same available for inspection by (i) the Trust’s AML Compliance Officer, (ii) any auditor of the Trust’s AML Program or related procedures, policies or controls that has been designated by the Trust in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Trust’s AML Compliance Officer.

7.           IRA Account Services. Citi, on behalf of an IRA Custodian, will perform the additional recordkeeping and administrative functions listed below with respect to any Traditional IRA, Roth IRA, Coverdell Education Savings, SIMPLE IRA, and 403(b)(7) accounts offered by the Funds (collectively, “IRA Accounts”) for which Citi acts as transfer agent (in addition to any applicable services already set forth in the Agreement).

a.	Perform good order review by ERISA guidelines of documents required to open new retirement accounts for fund shareholders. This includes obtaining an executed retirement application by both the shareholder and the custodian.

b.	Perform good order review by ERISA guidelines and process transfers specific to retirement accounts. These include transfers from prior custodian or to successor custodians, direct rollovers from qualified plans, and Roth conversions. This includes obtaining acceptance by an authorized delegate of the successor custodian.

c.	Perform annual population extraction, notification, ERISA good order review, and processing of required mandatory distributions for shareholders aged 701/2 or older.

d.	Record the names of beneficiaries identified by the holder of the IRA Account (the “Account Holder”).

e.	Calculate distributions, withdrawals, required withholding and other payments to Account Holder.

f.	Process contributions and distributions for Account Holder.

g.	Collect close-out and/or custodial fees when retirement plan assets are fully liquidated from accounts and disburse revenue in accordance with prospectus, IRA disclosure, and/or IRA custodial agreement language.

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h.	Collect custodial fees from Account Holders who elect prepayment and disburse revenue in accordance with prospectus, IRA disclosure, and/or IRA custodial agreement language.

i.	Coordinate and execute the annual IRA custodial fee event to collect fees from active retirement plan Account Holders via asset liquidation. Disburse revenue in accordance with prospectus, IRA disclosure and/or IRA custodial agreement language.

j.	Retain all ERISA required Account Holder documents in original form. These documents will include IRS Form 5303-A, Form 5305-A, -RA, -EA, -SA, -SEP, and 403(b)(7) plan agreements.

k.	Tracking, production and filing to Account Holders and government entities of federal and state tax forms specific to retirement plan accounts (i.e. Forms 1099-R and 5498).

l.	Complete annual W-4P federal withholding solicitation.

m.	Maintain Form W-4P elections for federal and state withholding on retirement plan distributions for each retirement plan shareholder and perform withholding accordingly.

n.	Respond to Account Holder written and verbal operational inquiries related to their retirement accounts.

8.           NSCC Services. Citi will populate the Mutual Fund Profile II database (“Profile II”) of the National Securities Clearing Corporation (“NSCC”) for the pertinent record types with respect to the Fund. Citi will obtain the information from Citi’s internal records, the Fund’s prospectus and other Fund documents, and third parties that provide services to the Fund or to Citi. Citi will use all commercially reasonable efforts to ensure that such information is accurate and updated on a timely basis. Notwithstanding any provision of this Agreement to the contrary, Citi’s aggregate liability for any and all claims with respect to the Profile II services described above will be limited to the amount of actual monetary damages sustained by the Fund not to exceed the amount of fees paid to Citi by the Fund for the Profile II services during the 12 months immediately preceding the date on which Citi receives written notice of the first damages claim related to the Profile II services.”

9.           Blue Sky Services

a.	Prepare such reports, applications and documents (including reports regarding the sale and redemption of shares in the Client as may be required in order to comply with Federal and state securities laws) to register the shares in the Client (“Shares”) with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Client and the Shares and all amendments thereto, to register and keep effective the registration of the Client and the Shares with state securities authorities to enable the Client to make a continuous offering of its Shares pursuant to Citi’s state registration, renewal and sales reporting procedures, which shall be made available to the Client upon request

b.	The Client shall be responsible for identifying to Citi in writing those transactions and assets to be treated as exempt from reporting for each state and territory of the United States and for each foreign jurisdiction.

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10.            OLA Services

Account Access

Product Features:

•	Continuous 24x7 availability (except for scheduled maintenance).

•	Secure access through user-ID and PIN validation.

•	Two-factor Authentication

•	Link to Trust Site for Form Access

•	Single Log-on for Administrators to access fund direct shareholder information.

•	Assign and maintain user profile information for registered users.

•	Link accounts for registered users.

•	Access to usage information

•	Significant branding and customization options by site.

•	Customized email notifications to be sent to the email address on record for registration updates, account updates, and transactions.

•	All pages contain link to the Disclosure Page, Privacy Policy Page, and Fund Home site.

User Registration and Functionality

Individual and corporate investors will have the ability to:

•	Register online.

•	Create User-defined password with unlimited changes.

•	Encounter an account lock-out facility after specified number of failed log-on attempts.

•	Access statements and other related products with no reentry of User ID and password.

•	Reset passwords online.

•	Update e-mail, user profile, and security questions online.

•	Contact Customer Service.

Account Information

Web-based access to general account information including:

•	Account balances including shares, accruals, and total value

•	Cumulative value of all linked accounts

•	Account history

•	Pending transactions

•	Current and prior year activity summary

•	Electronic document delivery designation

•	Distribution elections

Account Maintenance

Web-based access to general account updates including:

•	Address Maintenance (some restrictions apply)

•	Account Option Maintenance

•	Automated Investment Plan (a.k.a: Pre-Authorized Draft) (Add, change, stop)

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•	Systemic Withdraw Plans- SWP (Add, change, stop and transfer)

•	Automatic Exchange Systematic Withdrawal Plan (Directed SWP –Add, change, and stop)

Online Transaction Functionality

Web-based trading including the ability to place the following orders:

•	Purchases

•	Redemptions

•	Exchanges (including to a new fund)

NOTWITHSTANDING ANYTHING IN THE AGREEMENT TO THE CONTRARY, USE OF THE OLA SERVICES IS “AS IS” AND CITI WILL NOT BE LIABLE FOR ANY DAMAGES RESULTING FROM USE OF THE OLA SERVICES. CITI DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, CONCERNING THE OLA SERVICES, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE).

The parties to this Agreement acknowledge and agree that the content and the design of OLA Services (excluding Fund information) are valuable trade secrets. Accordingly, the Trust agrees not to (a) copy or duplicate the OLA Services; (b) reverse engineer, decompile or disassemble the OLA Services; (c) make derivative works therefrom; or (d) modify the OLA Services without Citi’s written consent.

Notwithstanding anything in this Agreement to the contrary, Citi may terminate OLA Services at any time if the provision of all or part of such services: (i) becomes the subject of a claim that such services violate or infringe any intellectual property rights of any Person or that Citi otherwise does not have the right to permit others to use the OLA Services; or (ii) becomes illegal or contrary to any applicable law.

19

SCHEDULE C

 TO THE TRANSFER AGENCY AGREEMENT

 BETWEEN

 CAVANAL HILL FUNDS

 AND

 CITI FUND SERVICES OHIO, INC.

TRANSFER AGENT FEES

Fee Items	Fee	Applicability	Notes
Per Cusip Fee	$15,000.00	Per CUSIP	Annually
Non-NSCC accounts	$18	Per Account	Annually
NSCC accounts	$11	Per Account	Annually
Per Closed Account	$2	Per Account	Annually
Profile II Services	$72	Per CUSIP	Monthly

Citi shall also be entitled to receive an annual per account fee from the IRA Custodian for the IRA Account Services described in Schedule B. The annual per account fee for IRA Account shareholders is $15, with Citi receiving $13 per account, per year and the IRA Custodian receiving $2 per account, per year.

In addition to the fees set forth above, Citi shall be entitled to be reimbursed for all out-of-pocket expenses, including, but not limited to, the expenses set forth in Section 3 of the Agreement and any NSCC charges, Depository Trust & Clearing Corporation charges, and other out-of-pocket expenses incurred by Citi in performing the Profile II Services.

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SCHEDULE D

TO THE TRANSFER AGENCY AGREEMENT

BETWEEN

CAVANAL HILL FUNDS

AND CITI FUND SERVICES OHIO, INC.

REPORTS

1.	Shareholder Activity Journal

2.	Daily Fund Activity Summary Report

(a) Beginning Balance

(b) Transactions

(c) Shareholder Transactions

(d) Reinvested Dividends

(e) Exchanges

(f) Adjustments

(g) Ending Balance

3.	Daily Wire and Check Registers

4.	Monthly Dealer Processing Reports

5.	Monthly Dividend Reports

6.	Sales Data Reports for Blue Sky Registration

7.	A copy of the most recent report by independent public accountants describing control structure policies and procedures relating to transfer agency operations pursuant to AICPA Statement on Auditing Standards Number 70.

8.	Such special reports and additional information that the parties may agree upon, from time to time.

In addition to the foregoing, following each quarterly period, Citi will provide a report to the following effect pertaining to the AML Services rendered by Citi hereunder during such quarterly period:

•	performed good order review for all new and reregistered accounts;

•	performed acceptance review for all monetary instruments received;

•	administered signature guarantee policy in accordance with prospectus requirements;

•	administered escrow hold policy in accordance with prospectus requirements;

•	verified customer address changes;

•	verified customer identification for all new accounts and all name changes on existing accounts;

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•	monitored all purchase transactions made with cash equivalents totaling in excess of $10,000 resulting in the filing of Form 8300 reports during the period. The Fund does not accept cash or currency;

•	monitored all accounts for suspicious activity resulting in the filing of Form SAR reports during the period

•	reviewed shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control resulting in the freezing and reporting of accounts during the period;

•	reviewed shareholder names in compliance with FinCEN 314(a) requests, resulting in the reporting of accounts during the period;

•	created the documentation necessary to provide a basis for law enforcement authorities to trace illicit funds; and

•	maintained all records and other documentation related to shareholder accounts and transactions required to be prepared and maintained pursuant to the Fund’s anti-money laundering program for all Citi transfer agent services.

The following will be provided in such report if the Trust falls under the related USA PATRIOT Act provisions:

•	performed the required due diligence to help prevent the opening of any accounts for foreign shell banks during the period either directly or through correspondent accounts; and

•	performed required due diligence on any new correspondent accounts opened during the period.

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SCHEDULE E

TO THE TRANSFER AGENCY AGREEMENT

BETWEEN

CAVANAL HILL FUNDS

AND CITI FUND SERVICES OHIO, INC.

SERVICE LEVEL STANDARDS

Each Transfer Agency Standard will be tracked on a monthly basis. In the event Citi fails to meet a Service Standard in two consecutive months, Citi agrees to take appropriate corrective measures within the following month to be in compliance with the appropriate standard at the end of such period. In the event that Citi is not in compliance with the standard in the following month, the Trust shall be entitled to a fee reduction as listed below. Failure to meet the standard due to a circumstance outside of Citi’s control shall not be deemed a failure by Citi to meet its standard. For the purposes of the Transfer Agency Service Levels in Schedule F, the Services that Citi provides to the Trust shall be aggregated with the services Citi provides to its other mutual fund clients and Citi’s performance shall be determined accordingly.

Item	Standard	Fee Reduction
Financial Transactions	98%	$2,000
Maintenance Transactions	98%	$2,000
New Accounts	95%	$2,000

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